                                                                    EXHIBIT 12.2

                            SIERRA PACIFIC RESOURCES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED DIVIDEND REQUIREMENTS (1)
                             (THOUSANDS OF DOLLARS)

                         12 MOS. ENDED          YEARS ENDED DECEMBER 31,
                           JUNE 30,    --------------------------------------------
                             1994        1993    1992      1991     1990     1989
                         ------------- -------- -------  -------- -------- --------
FIXED CHARGES, AS
 DEFINED:
Interest on long term
 debt...................   $ 41,672    $ 43,750 $41,712  $ 45,316 $ 44,476 $ 42,597
Amortization of debt
 expense/premium net....      1,202       1,222     680       549      513      506
Variable rate mechanism
 deferral...............       (181)        409  (1,050)        0        0        0
Interest portion of
 rentals................      2,176       2,501   2,622     2,717    2,966    3,208
                           --------    -------- -------  -------- -------- --------
  Total fixed charges...   $ 44,869    $ 47,882 $43,964  $ 48,582 $ 47,955 $ 46,311
                           ========    ======== =======  ======== ======== ========
EARNINGS, AS DEFINED:
Net income from
 continuing operations..   $ 59,091    $ 53,151 $33,789  $ 45,725 $ 47,382 $ 47,293
Add income tax expense..     27,250      25,197  16,611    21,992   21,038   22,096
Total fixed charges
 above..................     44,869      47,882  43,964    48,582   47,955   46,311
                           --------    -------- -------  -------- -------- --------
  Total earnings........   $131,210    $126,230 $94,364  $116,299 $116,375 $115,700
                           ========    ======== =======  ======== ======== ========
Fixed charges above.....   $ 44,869    $ 47,882 $43,964  $ 48,582 $ 47,955 $ 46,311
Preferred dividend
 requirements (2).......     12,002      12,177   8,413     6,458    6,297    6,399
                           --------    -------- -------  -------- -------- --------
  Total.................   $ 56,871    $ 60,059 $52,377  $ 55,040 $ 54,252 $ 52,710
                           ========    ======== =======  ======== ======== ========
RATIO OF EARNINGS TO
 FIXED CHARGES AND
 PREFERRED DIVIDEND
 REQUIREMENTS...........       2.31        2.10    1.80      2.11     2.15     2.20

- --------
(1)Calculations reflect the results from continuing operations.
(2)Preferred dividend requirements have been grossed up to their pre-tax level.